Exhibit 1.1
AMENDMENT NO. 2 TO
OPEN MARKET SALE AGREEMENT
December 23, 2022
This Amendment No. 2 (“Amendment No. 2”) amends that certain Open Market Sale AgreementSM, dated as of August 5, 2020, as amended by Amendment No. 1 (“Amendment No. 1”) to Open Market Sale AgreementSM, dated as of May 5, 2021 (the “Agreement”), by and between Sangamo Therapeutics, Inc. (the “Company”) and Jefferies LLC, as sales agent and/or principal (the “Agent”). Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.
WITNESSETH THAT:
WHEREAS, Section 8(i) of the Agreement permits the Company and the Agent to amend the Agreement;
WHEREAS, the Company and the Agent wish to increase the aggregate offering amount under the Agreement;
WHEREAS, the Company plans to file a new prospectus supplement to reflect the increased aggregate offering amount;
WHEREAS, the Company and the Agent now desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Agent agree as follows:
1.The preamble to the Agreement is hereby deleted in its entirety and replaced with the following:
Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), having an aggregate offering price of up to $325,000,000 on the terms set forth in this agreement (this “Agreement”).
2.The Company agrees to pay the reasonable and documented fees and disbursements of the Agent’s counsel in connection with this Amendment No. 2, in an aggregate amount not to exceed $25,000.
3.The last sentence in Section 3(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
The fees and disbursements of Agent’s counsel pursuant to subsections (vi) and (vii) above shall not exceed (A) $50,000 in connection with the execution of this Agreement and the documents related to the first Issuance Notice and (B) $15,000 in connection with each Triggering Event Date (as defined below) on which the Company is required to provide a certificate pursuant to Section 4(o).
4.Section 8(i) of the Agreement is supplemented and amended such that the Agreement, as amended by Amendment No. 1 and Amendment No. 2, constitutes the entire agreement of the parties to the Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof and thereof.
5.This Amendment No. 2 shall be deemed effective on the date first set forth above.
6.Except as amended hereby, the Agreement as now in effect is ratified and confirmed hereby in all respects. For the avoidance of doubt, this Amendment No. 2 and all of its provisions shall be deemed to be a part of the Agreement, as amended hereby.
7.This Amendment No. 2 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 2 or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
[Signature page follows.]

2

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.
Very truly yours,

SANGAMO THERAPEUTICS, INC.

By:     /s/ Alexander Macrae
Name: Alexander Macrae
Title: Chief Executive Officer
The foregoing Amendment is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

JEFFERIES LLC

By:     /s/ Donald Lynaugh
Name: Donald Lynaugh
Title: Managing Director

[Signature Page to Amendment No. 2]